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                                                                     Exhibit 4.1



                            FIRST AMENDMENT TO THE
                             BOWATER INCORPORATED
                       SALARIED EMPLOYEES' SAVINGS PLAN



WHEREAS, Bowater Incorporated ("Bowater") established the Bowater Incorporated Salaried Employees' Savings Plan (the "Plan") effective December 31, 1973; and

WHEREAS, Section 11.01 of the Plan reserves to Bowater the authority to amend the Plan, and Bowater most recently amended and restated the Plan effective May 1, 1989; and

WHEREAS, Bowater desires to further amend the Plan to change the manner in which certain matching contributions are allocated to Participant Accounts;

NOW, THEREFORE, Bowater hereby amends the Plan, effective January 1, 1996 (except as otherwise indicated), in the following respects:

      1. Section 2.01 is amended by deleting paragraph (a) thereof and redesignating the following paragraphs accordingly.

      2. The following sentence is added after the first sentence of Section
4.01:

      "To the extent that Shares of Company Stock have been released from the Unallocated Company Stock Account upon payment of principal and/or interest on an Acquisition Loan in amounts that would cause the sixty percent limitation to be exceeded, such excess Shares shall be held unallocated until the next allocation of Regular Contributions pursuant to this Section or until allocated as Additional Contributions pursuant to Section 4.02."

      3. Section 4.02 is amended (with the amendment to subsection (a) thereof effective May 1, 1989) to read as follows:

      "4.02 ADDITIONAL EMPLOYER CONTRIBUTIONS:

            (a) With respect to Plan Years prior to January 1, 1996, the Board and the board of directors of any Employer may from time to time, authorize additional contributions by an Employer from its Current or Accumulated Profits for its Employees who on the day the contribution is allocated are Active Participants or who were Active Participants during the Plan Year but are then currently suspended under Article 8.


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                  Such contributions shall be referred to herein as "Additional
                  Employer Contributions."

                  Such Additional Employer Contributions shall be allocated to the Non-ESOP Company Contribution Account of Employees, unless the Employer designates such Contributions as amounts to be allocated to the ESOP Account of the Employees. Such Additional Employer Contributions shall be allocated as a uniform percentage (with respect to each Account to which contributions are allocated) of the Regular Contributions made by the Employer pursuant to Section 4.01 and remaining in the Accounts of each Participant who made Contributions for such Plan Year, unless the Employer designates such Contributions (either alone or aggregated with other specified Employer Contributions to the Plan in the same Plan
                  Year) among all Participants in proportion to their respective Earnings for such Plan Year (or in any other permissible manner).

                  Except to the extent required for the allocation of Shares of Company Stock required to be allocated to Participants' Accounts by reason of the release of such Shares from the Unallocated Company Stock Account upon payment of principal and/or interest on an Acquisition Loan, in no event shall such uniform percentage exceed an additional forty percent of the Participant' Basic Employee Contributions and/or Basic Tax-Deferred Employee Contributions for the Plan Year.

            (b) For Plan Years from and after January 1, 1996, an Employer shall make Additional Employer Contributions from its Current or Accumulated Profits if the Employer satisfies certain preestablished financial targets. The following paragraphs will govern such Contributions:

                  (i) Before the end of the first calendar quarter of each Plan Year each Employer shall establish performance targets for purposes of this Section 4.02(b) and the amount of Additional Contributions to be made upon the achievement of such targets. The Employer shall make Additional Employer Contributions in the appropriate amount with respect to each quarter in which the Employer satisfies the applicable performance target. Such Contributions shall be made in proportion to Basic Employee Contributions and/or Basic Tax-Deferred Employee Contributions for each Employee of the Employer who, as of the end of the quarter, was an Active Participant or who was an Active Participant during the Plan Year but is then currently suspended under Article 8.


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                 (ii)  Except to the extent that such Additional Employer
                       Contributions are designated by the Employer as contributions to be allocated to the ESOP Account of the Employees, such Contributions shall be allocated to the Non-ESOP Company Contribution Account of its Employees.

                 (iii) If the Additional Employer Contributions are designated by the Employer as contributions to be allocated to the ESOP Account of the Employees, and as of the date for any allocation of Additional Employer Contributions pursuant to this Section 4.02(b), the shares released from the Unallocated Company Stock Account during the Plan Year upon payment of principal and/or interest on an Acquisition Loan, less any such shares previously allocated to Participants during such Plan Year as Regular Contributions under Section 4.01 or Additional Contributions under this Section, are greater than the Additional Employer Contribution, any shares remaining after such allocation shall be carried forward and allocated in subsequent quarters as Regular Contributions, Additional Contributions, or both; provided that, as of the end of the last calendar quarter of each Plan Year, all such shares shall be allocated in the proportions described above."

     4. The phrase "and for Plan Years beginning thereafter" is deleted from the sixth sentence of Section 4.04, and the following sentence is added after the seventh sentence of Section 4.04:

          "Effective January 1, 1996, and for Plan Years beginning thereafter, Additional Contributions under Section 4.02 may be made either in cash or in Shares of Company Stock."

     5. The first sentence of subparagraph 16.05(b) is amended to read as follows:

          "As of a Valuation Date (i) at the end of each month with respect to Regular Contributions made pursuant to Section 4.01, (ii) at the end of each Plan Year with respect to Additional Employer Contributions made pursuant to Section 4.02(a), and (iii) at the end of each calendar quarter with respect to Additional Employer Contributions, if any, made pursuant to Section 4.02(b), Financed Shares will be withdrawn from the Unallocated Company Stock Account and allocated to Participants' Accounts in accordance with the provisions of Sections 4.01, 4.02 and 4.04."


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IN WITNESS WHEREOF, Bowater has caused this Plan to be amended by its duly authorized officers the 26 day of April, 1996.

                                        BOWATER INCORPORATED



                                        By:             /s/
                                           ------------------------------
                                                  Richard F. Frisch

                                        Title:  Vice President Human Resources









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